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                                                                    EXHIBIT 99.1



                           Contacts:
                           Pegasus Solutions                   FD Morgen-Walke
                           Marcie Hyder                        Press: Evan Goetz
                           Press:  Michael Brophy              212-850-5600
                           214-234-4000


PEGASUS SOLUTIONS CONFIRMS SECOND QUARTER 2003 FINANCIAL GUIDANCE

INTRODUCES THIRD QUARTER AND REAFFIRMS FULL YEAR 2003 FINANCIAL GUIDANCE

DALLAS, JULY 11, 2003 -- Pegasus Solutions, Inc. (Nasdaq: PEGS), a leading global provider of hotel reservations-related services and technology, today confirmed its earnings guidance for the second quarter ended June 30, 2003.

Based on preliminary results, the Company estimates second quarter 2003 net loss per share on a GAAP basis to range from $0.01 to $0.00. On April 30, 2003, Pegasus estimated second quarter cash earnings per share (EPS) to range from $0.06 to $0.09. Based on preliminary results, the Company has now tightened its cash EPS estimate to range from $0.06 to $0.07 on estimated revenues ranging from $42 million to $43 million. Reconciling items between GAAP net loss per share and cash EPS consist of the following:

     o $2.7 million in restructure costs related to the Company's strategic integration plan

     o    $0.8 million amortization of purchased identifiable intangible assets

     o Adjustment to give effect to an assumed 38 percent effective income tax rate

     o Weighted average shares used to calculate GAAP EPS was 24,768,000, and weighted average shares used to calculate cash EPS was 25,372,000.

Commenting on the Company's preliminary results, John F. Davis III, president, chief executive officer and chairman of Pegasus Solutions, said, "Clearly, the first half of the second quarter was negatively impacted by the war in Iraq and the SARS epidemic. However, we were encouraged to see travel pick up during late May and June. Given the unprecedented period we are experiencing, I am delighted we are expecting an increase in second quarter revenues of 5 percent from the first quarter."

Pegasus also introduced financial guidance for the third quarter 2003. Commenting on the outlook, Susan K. Cole, executive vice president and chief financial officer of Pegasus Solutions, said, "With travel



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bookings stabilizing, we have more visibility into the third quarter and estimate revenues to range from $45 million to $47 million and cash EPS to range from $0.18 to $0.21. We are also reaffirming our full year cash EPS guidance range of $0.45 to $0.55."

In addition to the types of reconciling items mentioned above, third quarter and full year GAAP EPS will include the cumulative effect of adopting Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). The Company's adoption of FIN 46 is disclosed in a current report on Form 8-K filed today with the Securities and Exchange Commission.

Pegasus will release its second quarter 2003 results and information on related business matters, after the market closes on Tuesday, August 5, 2003. In conjunction with the earnings release, Pegasus will host a conference call on August 5, 2003 at 5:00 P.M. Eastern Time, which will be simultaneously broadcast live over the Internet. John Davis, and Susan Cole will review the Company's second quarter 2003 financial results and related business matters. To access the conference call Webcast, go to www.pegs.com and click on "Investor." The online archive of the Webcast will be available two hours after the call for 30 days.


COMPANY INFORMATION

Dallas-based PEGASUS SOLUTIONS, INC. (www.pegs.com) is a leading global provider of hotel reservations-related services and technology. Its services include central reservations systems; electronic distribution services that connect more than 45,000 hotels to the Internet and to the global distribution systems (GDS); travel agent commission processing and payment services; the Utell marketing and reservation representation service (www.Utell.com); and PegasusCentral(TM), a Web-based enterprise solution with property management applications. Pegasus' customers comprise the majority of travel agencies around the world, including the top 10 largest U.S.-based travel agencies(1); more than 48,000 hotel properties around the globe, including all of the 50 largest hotel brands in the world based on total number of guest rooms(2); and thousands of Web sites/services have their hotel reservations Powered by Pegasus(TM). In addition to its corporate headquarters in Dallas, Pegasus has 18 offices in 11 countries, including regional hubs in Phoenix, London and Singapore. The company's stock is traded on the Nasdaq National Market under the symbol PEGS.

Some statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding future events, financial performance and financial projections, as well as management's expectations, beliefs, hopes, intentions or strategies regarding the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from current expectations. Factors that could cause or contribute to such difference include, but are not limited to, terrorist acts or war, global health epidemics, variation in demand for and acceptance of the company's products and services and timing of sales, general economic conditions including a slowdown in technology spending by the company's current and prospective customers, failure to maintain successful relationships with and to establish new relationships with customers, the success of the company's international operations, the level of product and price competition from existing and new competitors, changes in the company's level of operating expenses and its ability to control costs, delays in developing, marketing and deploying new products and services, as well as other risks identified in the company's Securities and Exchange Commission filings, including those appearing under the caption Risk Factors in the company's 2002 Annual Report on Form 10-K.

Management believes that presentation of non-GAAP financial measures such as cash earnings per share is useful because it allows investors and management to evaluate and compare the company's core cash-based operating results from ongoing operations from period to period in a more meaningful and consistent manner than relying exclusively on GAAP financial measures. Non-GAAP financial measures however should not be considered in isolation or as an alternative to financial measures calculated and presented in accordance with GAAP. In addition, Pegasus' calculation of cash earnings per share is not necessarily comparable to similarly titled measures reported by other companies.

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(1)   Travel Weekly, June 24, 2002, "Top 50 Travel Agencies"

(2) Hotel Business, February 7, 2002, "The Top Hotel Brands" - ranked by total number of rooms (2001)